Exhibit 19.1

Insider Trading Policy – Transactions in NCDL Securities
 I. Entities Covered by this Policy
•Nuveen Churchill Direct Lending Corp. (“NCDL”)
•Churchill Asset Management LLC and its affiliates (“Churchill” and, together with NCDL, the “Companies”)
II. Purpose of These Policies and Procedures
This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the Securities (as defined below) and the handling of confidential information about NCDL (or confidential information about the portfolio companies in which it invests, to the extent material to NCDL).
NCDL’s board of directors (the “Board”) has adopted this Policy to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information. Regulators have adopted sophisticated surveillance techniques to identify insider trading transactions, and it is important to NCDL to avoid even the appearance of impropriety.
If you have a question about this Policy or its application to any proposed transaction, you should contact NCDL’s Chief Compliance Officer (the “CCO”) for additional guidance.
III. Persons Subject to the Policy
This Policy applies to all Section 16 Individuals (as defined below) and employees of Churchill. Any open market share repurchase program adopted by NCDL or Churchill is also subject to this Policy.
The Companies also may determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. This Policy also applies to Immediate Family Members (as defined below), other members of a person’s household and entities controlled by a person covered by this Policy, as described below.
IV. Definitions
Securities include any common stock, units, options to purchase common stock or units, or any other type of securities that NCDL may issue, including (but not limited to) preferred stock, convertible or non-convertible debentures and warrants, as well as derivative securities that are not issued by them, such as exchange-traded put or call options or swaps relating to the Securities.
Section 16 Individuals include all directors, 10% shareholders and officers of NCDL (as defined in Section 16 of the Securities Exchange Act of 1934, as amended).
V. Individual Responsibility
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about NCDL and to not engage in transactions in the Securities while in possession of material nonpublic information. Each individual is responsible for making sure that (s)he complies with this Policy, and that any Immediate Family Member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy.
In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of NCDL, or

Churchill’s General Counsel and NCDL’s CCO or any officer or director of NCDL pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Companies for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail under the heading “Consequences of Violations.”
VI. Statement of Policy
It is the policy of the Companies that no director or officer of NCDL or employee of Churchill (or any other person designated by this Policy or by the CCO as subject to this Policy) who is aware of material nonpublic information relating to NCDL may, directly or indirectly, through family members or other persons or entities:
•engage in transactions in the Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” “Transactions Not Involving a Purchase or Sale” and “Rule 10b5-1 Plans”;
•recommend the purchase or sale of any Securities;
•disclose material nonpublic information to persons outside of the Companies, including, but not limited to, family, friends, business associates, investors, expert consulting firms, research analysts and investment bankers, unless any such disclosure is made in accordance with the Companies’ policies regarding the protection or authorized external disclosure of information regarding NCDL; or
•assist anyone engaged in the above activities.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Companies’ reputation for adhering to the highest standards of conduct.
VII. Transactions Subject to the Policy
•Transactions by Immediate Family Members and Others
This Policy applies to your family members who reside with you, including (i) a spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, and sisters-in-law; (ii) anyone else (other than domestic employees) who lives in your household; and (iii) any family members who do not live in your household but whose transactions in Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in the Securities (collectively referred to as “Immediate Family Members”).
You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in the Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Immediate Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Immediate Family Members.
•Transactions by Entities or Accounts That You Influence or Control
This Policy applies to any entities or accounts that you influence or control, including any corporations, partnerships, trusts or non-discretionary accounts (collectively referred to as

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“Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.
•Transactions under the Dividend Reinvestment Plan
This Policy does not apply to purchases of the Securities under NCDL’s dividend reinvestment plan resulting from your reinvestment of dividends paid on the Securities. This Policy does apply, however, to voluntary purchases of the Securities resulting from additional contributions you choose to make to a dividend reinvestment plan, and to your election to participate in a plan or increase your level of participation in a plan. This Policy also applies to your sale of the Securities purchased pursuant to a plan.
•Transactions Not Involving a Purchase or Sale
Bona fide gifts are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the Securities while the officer or director is aware of material nonpublic information, or the person making the gift is subject to the trading restrictions specified below under the heading “Pre-Clearance and Blackouts” and the sales by the recipient of the Securities occur during a blackout period.
Further, transactions in mutual funds that are invested in the Securities are not transactions subject to this Policy.
•Special and Prohibited Transactions
The Companies have determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. It therefore is the Companies’ policy that any persons covered by this Policy may not engage in any of the following transactions, or should otherwise consider the Companies’ preferences as described below:
(1)Short-Term Trading: Any director or officer of NCDL or employee of Churchill who purchases the Securities in the open market are subject to a holding period.
a.Section 16 Individuals may not sell the Securities of the same class during the one hundred and eighty (180) days following the purchase (or vice versa).
b.Churchill employees any other individuals subject to this policy may not sell the Securities of the same class during the sixty (60) days following the purchase (or vice versa).

(2)Short Sales: Short sales of the Securities are prohibited under this Policy.

(3)Publicly Traded Options: Transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.
(4)Hedging Transactions: Hedging transactions using the Securities are prohibited under this Policy.
(5)Margin Accounts and Pledged Securities: Holding the Securities in a margin account or otherwise pledging the Securities as collateral for a loan is prohibited under this Policy unless the CCO has provided prior written consent.
(6)Standing and Limit Orders: Placing standing or limit orders on the Securities absent a specific exception as provided by the CCO is prohibited under this Policy.

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VIII. Pre-Clearance and Blackouts
NCDL has established additional procedures to assist in the administration of this Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information, and to avoid the appearance of any impropriety.
•Quarterly Blackout Periods
You may not conduct any transactions involving the Securities (other than as specified by this Policy), during a “Blackout Period” beginning no later than fourteen (14) calendar days prior to the end of each fiscal quarter and ending after the close of trading on the second (2nd) full trading day following the date of the public release of NCDL’s earnings results for that quarter. In other words, persons subject to this Policy may only conduct transactions in the Securities during the “Open Window Period” beginning after the close of trading on the second (2nd) full trading day following the public release of NCDL’s quarterly earnings and ending no later than fourteen (14) days prior to the close of the next fiscal quarter.
•Pre-Clearance Procedures
You may not engage in any transaction in Securities without first obtaining pre-clearance of the transaction from the CCO.
All purchases and sales of Securities issued by NCDL must be cleared through the CCO at least two (2) business days in advance of the proposed transaction by submitting a request to the CCO or her designee to BDC-Transaction@churchillam.com and providing the amount of Securities to be purchased or sold. The CCO is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then (s)he should refrain from initiating any transaction in the Securities and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether (s)he may be aware of any material nonpublic information about NCDL and should describe fully those circumstances to the CCO. The requestor should also indicate whether (s)he has effected any transactions involving the Securities within the past ninety (90) days; provided that if the requestor is a Section 16 Individual, the requestor should indicate whether (s)he has effected any such transaction within the past six (6) months and should also be prepared to report the proposed transaction as described in more detail below. Any such requestor should also be prepared to comply with SEC Rule 144 and file Form 144, if necessary, at the time of any sale to the extent the Securities in question were acquired prior to NCDL’s initial public offering.
If a person seeks pre-clearance and permission from the CCO to engage in the transaction is granted, then
i.any employee of Churchill (including any Section 16 Individuals employed by Churchill) and the Immediate Family Members thereof, must request such permission through the “Personal Trade Request” in StarCompliance and are required to comply with the personal trading restrictions and requirements applicable to employees of Churchill under its code of ethics, and
ii.Section 16 Individuals who are independent directors of the Board are required to effect such transaction within three (3) business days of receipt of pre-clearance.
Section 16 Individuals must promptly notify the CCO following the completion of the transaction. A person who has not effected a transaction within the time limit may not engage in such transaction without again obtaining pre-clearance of the transaction from the CCO.
•Event-Specific Blackout Periods

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From time to time, an event may occur that is material to NCDL and is known by only a few directors or officers of NCDL and/or a few Churchill employees. So long as the event remains material and nonpublic, the persons designated by the CCO may not trade the Securities.
In addition, NCDL’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the CCO, designated persons should refrain from trading in the Securities even sooner than the typical Blackout Period described above. In that situation, the CCO may notify these persons that they should not trade in the Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to NCDL or Churchill as a whole and should not be communicated to any other person.
Even if the CCO has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information.
•Exceptions
The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions under Company Plans” and “Transactions Not Involving a Purchase or Sale.”
Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 plans, described under the heading “Rule 10b5-1 Plans.”
IX. Section 16 Reporting
The SEC’s rules under Section 16(a) impose reporting requirements on Section 16 Individuals. For more information, see the Section 16 Policy and Procedures included as Appendix L to the Joint Rule 38a-1 Compliance Manual.
X. Rule 10b5-1 Plans
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. To be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in Securities that meets certain conditions specified in Rule 10b5-1 (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, the Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by Churchill’s General Counsel and the CCO and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
Any person subject to this Policy who wishes to enter into a Rule 10b5-1 Plan must submit the plan to Churchill’s General Counsel and the CCO for approval at least five (5) days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. For the avoidance of doubt this requirement will not apply to share repurchase programs adopted by NCDL.
XI. Post-Termination Transactions
This Policy continues to apply to transactions in the Securities even after termination of service to the Companies.

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If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in the Securities until that information has become public or is no longer material. The pre-clearance procedures specified under the heading “Pre-Clearance and Blackouts” above, however, will cease to apply to transactions in the Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.
XII. Consequences of Violations
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as the laws of foreign jurisdictions.
Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.
Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.
XIII. Best Practices for Protecting Material Nonpublic Information
Material nonpublic information should be communicated only to those people who need to know it for a legitimate business purpose and who are authorized to receive the information.
The following practices should be followed to help prevent the misuse of material nonpublic information and other types of confidential information:
•avoid discussing or even speculating about confidential matters in places where you may be overheard by people who are not authorized to receive such information. Do not discuss confidential information with friends, relatives or social acquaintances;
•always put confidential documents away when not in use. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents;
•do not give your computer IDs and passwords to any other person. Password protect computers and log off when they are not in use; and
•comply with the specific terms of any confidentiality agreements of which you are aware.
XIV. Provision of this Policy to Employees of Churchill and Directors and Officers of NCDL
Churchill’s compliance team will provide a copy of this policy to each new employee of Churchill at the time of hire and to each director and officer of NCDL upon their appointment. You will be required to acknowledge that you have received a copy of this policy.
Once each calendar year, as well as each time there is a material amendment to this policy, Churchill’s compliance team will provide a copy of this policy to all employees and each director and officer of NCDL. You will be required to acknowledge that you have read and are in compliance with the provisions of this policy.

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Adopted: February 20, 2024

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Acknowledgement of Receipt of the NCDL Insider Trading Policy

I acknowledge that I have received the NCDL Insider Trading Policy, dated ________ (the “Policy”), and represent that:
1.     I have read the Policy and I understand that it applies to me and to all Securities in which I have or acquire any Beneficial Ownership.1 I have read the definition of “Beneficial Ownership” and understand that I may be deemed to have a Beneficial Interest in Securities owned by members of my Immediate Family Members and that Securities transactions affected by members of my Immediate Family Members may therefore be subject to the Policy.

2.     I will report all Securities transactions required to be reported under the Policy in which I have or acquire a Beneficial Ownership.

3.     I will comply with applicable provisions of the Policy in all respects.

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Signature
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Name (Print)

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Date

1 The term “Beneficial Ownership” refers to any interest by which you or any Immediate Family Member —directly or indirectly—through any contract, arrangement, understanding, relationship or other means, have or share with others, (a) voting power, which includes the power or shared power to vote, or to direct the vote, of a share of stock or other similar security, and/or (b) investment power, which includes the power or shared power to dispose, or to direct the disposition, of a share of stock or other similar security. Securities beneficially owned need not be registered in your name. You have Beneficial Ownership of securities: held in accounts in your own name; any Immediate Family Member’s name; in an Immediate Family Member’s account over which you or such Immediate Family Member has control or influence over the purchase or sale decisions; held by a partnership in which you are partner, held by a trust of which you are a trustee; or held by a corporation or limited liability company controlled by you.

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